Exhibit 99.1

hhgregg Announces First Fiscal Quarter Operating Results

First Quarter Highlights

•	Net sales increased 13.5% to $489.9 million

•	Comparable store sales decreased 5.1%

•	Net loss per diluted share was $0.16 vs. net loss per diluted share of $0.02 in the prior year quarter

•	Consistent with July 10, 2012 pre-release, the Company expects net income per diluted share to be within a range of $0.90 to $1.05 for fiscal 2013

INDIANAPOLIS, August 2, 2012—hhgregg, Inc. (NYSE: HGG):

	Three Months Ended
(unaudited)	June 30, 2012	June 30, 2011
	(dollars in thousands, except per share data)
Net sales	$489,856	$431,455
Net sales % increase (decrease)	13.5%	(1.0)%
Comparable store sales % decrease (1)	(5.1)%	(13.2)%
Gross profit as a % of net sales	29.9%	30.2%
SG&A as a % of net sales	24.3%	23.9%
Net advertising expense as a % of net sales	5.6%	4.7%
Depreciation and amortization expense as a % of net sales	1.9%	1.7%
Loss from operations as a % of net sales	(1.9)%	(0.1)%
Net interest expense as a % of net sales	0.1%	0.1%
Net loss	$(5,700)	$(761)
Net loss per diluted share	$(0.16)	$(0.02)
Weighted average shares outstanding—diluted	36,138,688	39,501,518
Number of stores open at the end of period	210	180

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.

Indianapolis-based appliance and electronics retailer, hhgregg, Inc. (“hhgregg” or the “Company”) today reported a net loss of $5.7 million, or $0.16 per diluted share, for the three month period ended June 30, 2012, compared with a net loss of $0.8 million, or $0.02 per diluted share, for the comparable prior year period. The increase in the Company’s net loss for the three month period was the result of a comparable store sales decrease of 5.1%, an increase in net advertising expense as a percentage of net sales, an increase in SG&A expense as a percentage of net sales and a slight decrease in gross profit as a percentage of net sales, partially offset by the net addition of 30 stores in the past 12 months.

Dennis May, President and CEO commented, “As we announced in our pre-release, our first fiscal quarter proved to be more challenging than anticpated with sales and earnings coming in below our original expectations. We reacted to the sales shortfall by making adjustments to our cost structure. We expect subsequent quarters to benefit from our cost cutting measures. We are looking at new ways to enhance our store sales productivity through the testing of new products and merchandise that leverage our consultative sales force, delivery and installation network and private label consumer credit card offering. During the Company’s 57 year history, we have been successful in adapting our business to fit the changing needs of consumers, and remain confident in our ability to navigate through this difficult cycle.”

Net sales for the three months ended June 30, 2012 increased 13.5% to $489.9 million compared to $431.5 million in the comparable prior year period. The increase in net sales for the three months ended June 30, 2012 was attributable to the net addition of 30 stores during the past 12 months partially offset by a comparable store sales decrease of 5.1%.

Net sales mix and comparable store sales percentage changes by product category for the three months ended June 30, 2012 and 2011 were as follows:

	Net Sales Mix Summary		Comparable Store Sales Summary
	Three Months Ended June 30,		Three Months Ended June 30,
	2012	2011	2012	2011
Video	33%	37%	(16.7)%	(20.6)%
Appliances	49%	44%	6.3%	(12.6)%
Computing and mobile phones (1)	8%	7%	8.7%	54.6%
Other (2)	10%	12%	(19.7)%	(10.3)%

Total	100%	100%	(5.1)%	(13.2)%

(1)	Primarily consists of computers, mobile phones and tablets.
(2)	Primarily consists of audio, furniture and accessories, mattresses and personal electronics.

The decrease in comparable store sales for the three month period ended June 30, 2012 was driven primarily by a decrease in revenues in the video and other categories, partially offset by increases in revenues in the appliance and computing and mobile phones categories. The video category comparable store sales decline was driven by a double digit decrease in unit demand and a low single digit decrease in average selling prices. The decrease in comparable store sales for the other category was primarily a result of double digit comparable store sales decreases in cameras, camcorders and small electronics, partially offset by growth in the mattress category. The appliance category saw an increase in average selling prices, with unit demand relatively flat compared to the prior year three month period. The computing and mobile phones category was led by increased demand in the offering of tablet computers and mobile phones, partially offset by declines in notebook computers.

Gross profit margin, expressed as gross profit as a percentage of net sales, decreased 26 basis points for the three months ended June 30, 2012 to 29.9% from 30.2% for the comparable prior year period. The decrease was largely due to a decrease in gross profit margin in the video and appliance categories, partially offset by a favorable sales mix. During the fiscal second quarter of the prior year, the Company experienced an overall reset of gross profit margin rates in the video category. As the Company has not lapped this reset, gross profit margin rates experienced pressure during the first fiscal quarter of the current year. Appliances also experienced a slight decline in gross profit margin as a result of initiatives to grow market share in the category and increased promotional activity, partially offset by a shift in the product mix within the category to products with higher gross profit margins. The computing and mobile phones category experienced an increase in gross profit margin due to mobile phones, which the Company did not offer in the comparable prior year period. These declines were also offset by an increase in gross profit margin rate in the other category, which was primarily due to increases in furniture and mattresses.

SG&A expense, as a percentage of net sales, increased 32 basis points for the three month period ended June 30, 2012 compared to the prior year period. The increase in SG&A as a percentage of net sales was largely a result of increases in employee benefit expenses due to increased health insurance costs, in addition to the deleveraging effect of the comparable store sales decline. This increase was partially offset by slight decreases in other SG&A accounts as a result of cost control measures implemented during the quarter.

Net advertising expense, as a percentage of net sales, increased 96 basis points during the three months ended June 30, 2012 compared to the prior year period. The increase as a percentage of net sales was driven largely by greater promotional activity to drive market share and the deleveraging effect of the comparable store sales decline.

The Company’s effective income tax rate for the three months ended June 30, 2012 increased to 40.8% from 17.2% in the comparable prior year period. The increase in the effective income tax rate is primarily the result of a charge to reduce deferred tax assets in the comparable prior year period which reduced the income tax benefit recognized. The reduction in the deferred state income tax rate in the comparable prior year period was the result of a scheduled reduction in Indiana’s corporate income tax rate beginning July 1, 2012.

Share Repurchase

During the fiscal quarter ended June 30, 2012, the Company repurchased 1,076,074 shares of its common stock at a total cost of $11.2 million. The shares were repurchased under the Company’s $50 million share repurchase program that was authorized by the Company’s Board of Directors on May 24, 2012 and expires on May 23, 2013. As of June 30, 2012, the Company had approximately $38.8 million authorized to repurchase shares of common stock remaining under the current share repurchase program.

Guidance

Consistent with the Company’s pre-release on July 10, 2012, the Company expects net income per diluted share will be within a range of $0.90 to $1.05 for fiscal 2013.

Included in the Company’s guidance are the following annual assumptions:

•	fiscal 2013 comparable store sales of negative 6% to negative 4%

•	fiscal 2013 net sales increase of 3% to 6%

•	20 to 22 new store openings in fiscal 2013

•	the impact of fiscal first quarter share repurchase activity of 1.1 million shares at a cost of $11.2 million

Jeremy Aguilar, Chief Financial Officer commented, “Though our industries have been challenged over the past several years, we have consistently maintained a solid liquidity position, with no long-term debt. Despite a volatile sales environment, we have been able to manage our inventory very well and are pleased with our current inventory levels. We continue to remain focused on driving long term shareholder value while maintaining a strong liquidity position.”

Teleconference and Webcast

hhgregg will be conducting a conference call to discuss operating results for the three months ended June 30, 2012, on Thursday, August 2, 2012 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.

About hhgregg

hhgregg is a specialty retailer of consumer electronics, home appliances and related services operating under the name hhgregg™. hhgregg currently operates 212 stores in Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Kentucky, Maryland, Mississippi, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia and West Virginia.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements.

hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the effect of general and regional economic and employment conditions on its net sales; impact of average selling prices on net sales; competition in existing, adjacent and new metropolitan markets; competition from internet retailers, ability to modify its product mix based on changes in consumer trends and preferences; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sale’s personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for advertising; and changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s fiscal 2012 Form 10-K filed May 23, 2012, and in the “Risk Factors” section in the Company’s fiscal 2013 Form 10-Q filed August 2, 2012. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Vice President of Finance
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
	June 30, 2012	June 30, 2011
	(In thousands, except share and per share data)
Net sales	$489,856	$431,455
Cost of goods sold	343,197	301,141

Gross profit	146,659	130,314
Selling, general and administrative expenses	118,773	103,244
Net advertising expense	27,616	20,195
Depreciation and amortization expense	9,414	7,287

Loss from operations	(9,144)	(412)
Other expense (income):
Interest expense	478	512
Interest income	(2)	(4)

Total other expense	476	508

Loss before income taxes	(9,620)	(920)
Income tax benefit	(3,920)	(159)

Net loss	$(5,700)	$(761)

Net loss per share
Basic	$(0.16)	$(0.02)
Diluted	$(0.16)	$(0.02)
Weighted average shares outstanding-basic	36,138,688	39,501,518
Weighted average shares outstanding-diluted	36,138,688	39,501,518

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(AS A PERCENTAGE OF NET SALES)

(UNAUDITED)

	Three Months Ended
	June 30, 2012	June 30, 2011
Net sales	100.0%	100.0%
Cost of goods sold	70.1	69.8

Gross profit	29.9	30.2
Selling, general and administrative expenses	24.3	23.9
Net advertising expense	5.6	4.7
Depreciation and amortization expense	1.9	1.7

Loss from operations	(1.9)	(0.1)
Other expense (income):
Interest expense	0.1	0.1
Interest income	—	—

Total other expense	0.1	0.1

Loss before income taxes	(2.0)	(0.2)
Income tax benefit	0.8	—

Net loss	(1.2)%	(0.2)%

Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2012, MARCH 31, 2012 AND JUNE 30, 2011

(UNAUDITED)

	June 30, 2012	March 31, 2012	June 30, 2011
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$4,289	$59,244	$1,910
Accounts receivable—trade, less allowances of $27, $25 and $96, respectively	28,603	19,467	13,150
Accounts receivable—other	23,067	18,630	23,280
Merchandise inventories, net	326,892	282,409	291,600
Prepaid expenses and other current assets	5,707	5,562	5,632
Income tax receivable	7,743	—	6,456
Deferred income taxes	9,775	9,639	6,487

Total current assets	406,076	394,951	348,515

Net property and equipment	214,150	204,273	180,896
Deferred financing costs, net	2,490	2,656	3,154
Deferred income taxes	38,093	38,970	46,327
Other assets	1,059	1,934	1,159

Total long-term assets	255,792	247,833	231,536

Total assets	$661,868	$642,784	$580,051

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$144,859	$122,596	$131,815
Line of credit	—	—	5,850
Customer deposits	36,239	28,993	27,969
Accrued liabilities	46,339	43,735	43,369
Income tax payable	—	4,358	—

Total current liabilities	227,437	199,682	209,003

Long-term liabilities:
Deferred rent	73,520	71,304	63,380
Other long-term liabilities	12,241	12,278	12,136

Total long-term liabilities	85,761	83,582	75,516

Total liabilities	313,198	283,264	284,519

Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of June 30, 2012, March 31, 2012 and June 30, 2011, respectively	—	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 40,559,245, 40,066,005 and 39,749,739 shares issued; and 35,768,882, 36,351,716 and 38,241,499 shares outstanding as of June 30, 2012, March 31, 2012 and June 30, 2011, respectively	4	4	4
Additional paid-in capital	283,891	277,846	270,534
Retained earnings	123,581	129,281	47,147
Common stock held in treasury at cost,4,790,363, 3,714,289 and 1,508,240 shares as of June 30, 2012, March 31, 2012 and June 30, 2011, respectively	(58,765)	(47,570)	(22,112)

	348,711	359,561	295,573
Note receivable for common stock	(41)	(41)	(41)

Total stockholders’ equity	348,670	359,520	295,532

Total liabilities and stockholders’ equity	$661,868	$642,784	$580,051

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED JUNE 30, 2012 AND 2011

(UNAUDITED)

	Three Months Ended
	June 30, 2012	June 30, 2011
	(In thousands)
Cash flows from operating activities:
Net Loss	$(5,700)	$(761)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,414	7,287
Amortization of deferred financing costs	166	166
Stock-based compensation	1,694	1,623
Excess tax benefits from stock-based compensation	(546)	(13)
Gain on sales of property and equipment	(76)	(64)
Deferred income taxes	741	5,177
Tenant allowances received from landlords	1,984	6,120
Changes in operating assets and liabilities:
Accounts receivable—trade	(9,136)	(4,219)
Accounts receivable—other	(2,801)	(1,400)
Merchandise inventories	(44,483)	(79,592)
Income tax receivable	(12,101)	(8,355)
Prepaid expenses and other assets	730	5,311
Accounts payable	2,235	30,232
Customer deposits	7,246	6,178
Accrued liabilities	3,150	(3,948)
Deferred rent	(1,404)	(54)
Other long-term liabilities	30	(273)

Net cash used in operating activities	(48,857)	(36,585)

Cash flows from investing activities:
Purchases of property and equipment	(15,221)	(28,991)
Proceeds from sales of property and equipment	17	1

Net cash used in investing activities	(15,204)	(28,990)

Cash flows from financing activities:
Purchases of treasury stock	(11,195)	(22,112)
Proceeds from exercise of stock options	3,805	221
Excess tax benefits from stock-based compensation	546	13
Net increase in bank overdrafts	4,824	10,807
Net borrowings on line of credit	—	5,850
Net borrowings on inventory financing facility	11,126	—
Payment of financing costs	—	(88)

Net cash provided by (used in) financing activities	9,106	(5,309)

Net decrease in cash and cash equivalents	(54,955)	(70,884)
Cash and cash equivalents
Beginning of period	59,244	72,794

End of period	$4,289	$1,910

Supplemental disclosure of cash flow information:
Interest paid	$29	$21
Income taxes paid	$6,894	$3,045
Capital expenditures included in accounts payable	$5,294	$2,994

HHGREGG, INC. AND SUBSIDIARIES

Store Count by Quarter for Fiscal Years 2011, 2012 and 2013

(Unaudited)

	FY2011				FY2012				FY2013
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Beginning Store Count	131	157	169	173	173	180	204	208	208
Store Openings	26	12	4	1	7	24	4		2
Store Closures	—	—	—	(1)	—	—	—	—	—

Ending Store Count	157	169	173	173	180	204	208	208	210

Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.